Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cue Biopharma, Inc. of our report dated March 16, 2026 relating to the consolidated financial statements of Cue Biopharma, Inc. and subsidiary, appearing in the Annual Report on Form 10-K of Cue Biopharma, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Boston, Massachusetts

April 30, 2026